UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2021

SIENTRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36709	20-5551000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of principal executive offices, with zip code)

(805) 562-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SIEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2021, the board of directors (the “Board”) of Sientra, Inc. (the “Company”) approved an increase in the size of the Board from seven (7) directors to nine (9) directors and elected Dr. Irina Erenburg and Nori Ebersole as Class II directors of the Board. The Board further determined that Dr. Erenburg would be appointed to the Audit Committee and Nominating & Governance Committee, and that Ms. Ebersole would be appointed to the Compensation Committee and Nominating & Governance Committee.

Dr. Erenburg, age 51, has served as Founder, President & CEO of Blossom Innovations, LLC, a med tech innovator in Medical Aesthetics and Dermatology, since 2013. Prior to this, Dr. Erenburg was the Director, Strategic Transaction Office of Innovation at MGB/Partners HealthCare from 2000 to 2013. Dr. Erenburg is also a co-founder and board member of R2 Technologies, Inc., AVAVA, Inc., Soltego, Inc, and S3Inject, and a founder and partner at Sesko Innovations, LLC. Dr. Erenburg received her Ph.D. in Biomedical Science from Mount Sinai School of Medicine of New York and her BA in Music and Biology from Brandeis University. The Board believes Dr. Erenburg’s leadership and experience in the medical experience industry qualify here to serve as a director.

Ms. Ebersole, age 57, has served as the Chief People Officer at Prometheus Biosciences, Inc. since April 2021. From December 2017 to April 2021, Ms. Ebersole served as EVP & Chief Human Resources Officer for Urovant Sciences, Inc., until its commercial launch and merger with Sumitomo Dainippon. Prior to Urovant, Ms. Ebersole was the Chief Human Resources Officer at Paul Hastings, LLP from September 2015 to December 2017. Ms. Ebersole also served 18 years at Allergan, Inc, from April 1994 to June 2015, until its sale to Actavis, most recently serving as Vice President, Human Resources, partnering with senior executives globally on various key initiatives in commercial, R&D, and additional strategic initiatives including the successful U.S. launch of Botox® Cosmetics in 2002. Ms. Ebersole earned a B.S. in Business from the University of Southern California, Marshall School of Business and serves on the board of Big Brothers, Big Sisters of Orange County a not-for-profit charitable organization supporting children at risk. The Board believes Ms. Ebersole’s experience in the medical technology industry qualify her to serve as a director.

There is no arrangement or understanding between either Dr. Erenburg or Ms. Ebersole and any other person pursuant to which each was selected as a director of the Company, and there is no family relationship between either Dr. Erenburg or Ms. Ebersole and any of the Company’s other directors or executive officers.

Dr. Erenburg or Ms. Ebersole will enter into the Company’s standard form of indemnification agreement with the Company, which will provide indemnification protection for each of Dr. Erenburg or Ms. Ebersole in connection with their respective service as a member of the Board.

The Board has determined that each of Dr. Erenburg or Ms. Ebersole is an “independent director” as defined in the NASDAQ listing standards and applicable SEC rules. There are no transactions between the Company and either Dr. Erenburg or Ms. Ebersole that are subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENTRA, INC.

Date: July 22, 2021	By:	/s/ Oliver Bennett
Oliver Bennett
General Counsel and Chief Compliance Officer